Exhibit 5.10
[Letterhead of Sullivan & Cromwell LLP]
April 18, 2006
The Goldman Sachs Group, Inc.,
     85 Broad Street,
          New York, New York 10004.
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Act”) of $1,500,000,000 principal amount of 6.450% Subordinated Notes due 2036 (the “Securities”) of The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities are issued has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the form thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of its authorized signatories and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and to the references to us under the heading “Validity of the Securities” in the Prospectus that is a part thereof and under the heading “Validity of the Subordinated Notes” in the Prospectus Supplement related to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP